EXHIBIT 2.3

                     AGREEMENT AND PLAN OF REORGANIZATION

                         DATED AS OF SEPTEMBER 9, 1997

                                 BY AND AMONG

                               TRIAD MEDICAL INC.


                             HTD ACQUISITION, INC.


                     HEALTHCARE TECHNOLOGY DELIVERY, INC.

                                      AND

                               ITS STOCKHOLDERS

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                               TABLE OF CONTENTS

                                                                          Page

ARTICLE I      DEFINITIONS...................................................1
   Section 1.01.  Certain Defined Terms......................................1

ARTICLE II     THE MERGER AND RELATED MATTERS................................5
   Section 2.01.  Certificate of Merger......................................5
   Section 2.02.  The Effective Time.........................................5
   Section 2.03.  Certain Effects of the Merger..............................5
   Section 2.04.  Effect of the Merger on Capital Stock......................5
   Section 2.05.  Delivery, Exchange and Payment.............................6
   Section 2.06.  Fractional Shares..........................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF
               EACH STOCKHOLDER..............................................7
   Section 3.01.  By each Stockholder........................................7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF
               THE COMPANY AND THE STOCKHOLDERS..............................8
   Section 4.01.  By the Company and Each Stockholder........................8

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF TMI AND NEWCO...............9
   Section 5.01. By TMI and Newco............................................9

ARTICLE VI  COVENANTS EXTENDING TO THE EFFECTIVE TIME........................9
   Section 6.01.  Of Each Party..............................................9

ARTICLE VII THE CLOSING AND CONDITIONS TO
               CLOSING AND CONSUMMATION......................................9
   Section 7.01.  The Closing and Certain Conditions.........................9

ARTICLE VIIICOVENANTS FOLLOWING THE EFFECTIVE TIME..........................11
   Section 8.01.  Of Each Party Other Than the Company......................11

ARTICLE IX  INDEMNIFICATION.................................................11
   Section 9.01.  Indemnification Rights and Obligations....................11

ARTICLE X      LIMITATIONS ON COMPETITION...................................11
   Section 10.01.  Prohibited Activities....................................11
   Section 10.02.  Damages..................................................12
   Section 10.03.  Reasonable Restraint.....................................12

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   Section 10.04.  Severability; Reformation................................12
   Section 10.05.  Independent Covenant.....................................13
   Section 10.06.  Materiality..............................................13

ARTICLE XI  GENERAL PROVISIONS..............................................13
   Section 11.01.  Treatment of Confidential Information....................13
   Section 11.02.  Restrictions on Transfer of TMI Common Stock.............13
   Section 11.03.  Brokers and Agents.......................................15
   Section 11.04.  Assignment; No Third Party Beneficiaries.................15
   Section 11.05.  Entire Agreement; Amendment; Waivers.....................15
   Section 11.06.  Counterparts.............................................15
   Section 11.07.  Expenses.................................................15
   Section 11.08.  Notices..................................................16
   Section 11.09.  Governing Law............................................17
   Section 11.10.  Exercise of Rights and Remedies..........................17
   Section 11.11.  Time.....................................................17
   Section 11.12.  Reformation and Severability.............................17
   Section 11.13.  Remedies Cumulative......................................18
   Section 11.14.  Respecting the IPO.......................................18

ARTICLE XII TERMINATION.....................................................18
   Section 12.01.  Termination of This Agreement............................18
   Section 12.02.  Liabilities in Event of Termination......................19

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                     AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of September 9, 1997, among TRIAD Medical Inc., a Delaware corporation ("TMI"), HTD Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of TMI ("Newco"), Healthcare Technology Delivery, Inc., a Delaware corporation (the "Company"), and the persons listed on the signature pages of this Agreement under the caption "Stockholders" (collectively, the "Stockholders," and each of those persons, individually, a "Stockholder").

                             PRELIMINARY STATEMENT

      The parties to this Agreement wish to effect a business combination pursuant to which:

                 (i) Newco will merge into the Company (the "Merger") on the terms and subject to the conditions of this Agreement;

                 (ii)TMI, VIA mergers involving TMI subsidiaries, will acquire the stock of all or some of the entities identified in the accompanying Addendum I (each an "Other Founding Company" and, collectively with the Company, the "Founding Companies") under agreements similar to this Agreement entered into among those entities, their equity owners, TMI and subsidiaries of TMI (collectively, the "Other Agreements"); and

                 (iii) TMI will effect a public offering of shares of its common stock.

      The respective boards of directors of TMI, Newco and the Company have approved and adopted this Agreement to effect a transaction subject to Section 351 of the Code.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained in this Agreement, the parties to this Agreement agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

            Section 1.1 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms have the meanings assigned to them below in this Section 1.01. Capitalized terms used in this Agreement but not defined in this Section 1.01 have the meanings assigned to them in the Preliminary Statement or in Article I of the Uniform Provisions (the text of which is by this reference incorporated in this Agreement), as the case may be.

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            "AGREEMENT" means this Agreement, including the Disclosure Statement relating to this Agreement and all attached Schedules, Annexes and Exhibits, as each of them may be amended, modified or supplemented from time to time under their provisions or the provisions of this Agreement.

            "CEILING AMOUNT" means (i) on or before the first anniversary of the IPO Closing Date, $9.9 million, and (ii) thereafter, $4.95 million less the amount of all Damages paid or which have become payable by the party or parties in question with respect to indemnification claims made on or before the first anniversary of the IPO Closing Date.

            "CLOSING MEMORANDUM" means the form of closing memorandum to be prepared by TMI for the Closing under this Agreement in which there shall be included the forms of certificates of officers, the opinions of counsel and certain other documents to be delivered at the Closing as provided in
      Article VII.

            "COMPANY COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

            "COUNSEL FOR TMI AND NEWCO" means Porter & Hedges, L.L.P.

            "COUNSEL FOR THE COMPANY AND THE STOCKHOLDERS" means Akin, Gump, Strauss, Hauer & Feld, L.L.P.

            "CURRENT BALANCE SHEET" means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries at June 30, 1997, which is included in the Initial Financial Statements.

            "CURRENT BALANCE SHEET DATE" means June 30, 1997.

            "CURRENT DATE" means any day during the 20-day period ending on the date of the Closing.

            "DISCLOSURE STATEMENT" means the written statement executed by the Company and each of the Stockholders and delivered to TMI prior to the execution and delivery of this Agreement, in which either (a) exceptions are taken to each of certain of the representations and warranties made by the Company and the Stockholders in this Agreement or (b) it is confirmed that no exception is taken to that representation and warranty.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "EXISTING RELATED PARTY LEASES" means (i) the Commercial Lease dated January 13, 1997, between Saralou Associates, as lessor, and Futuretech, as lessee, by which Futuretech leases the real property located at 5911 Greenwood Parkway, Bessemer,

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      Alabama, and (ii) the Lease Agreement dated October 1, 1993, between
      P.O.P. Associates, L.C., as lessor, and MCA, as lessee, by which MCA leases office space located at 2078 Prospector Avenue, Park City, Utah.

            "FUTURETECH" means Futuretech, Inc., an Alabama corporation and a wholly owned Subsidiary of the Company.

            "INITIAL FINANCIAL STATEMENTS" means (a) the audited consolidated balance sheets of the Company and the Company Subsidiaries at December 31, 1995, and 1996 and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the Company's two fiscal years ended December 31, 1996, together with the related audit report of Arthur Andersen LLP, and (b) the Current Balance Sheet and the related unaudited consolidated statements of operations, cash flows and stockholders' equity for the six month period ended on the Current Balance Sheet.

            "MCA" means Medical Companies Alliance, a Utah corporation and a wholly owned Subsidiary of the Company.

            "MAJORITY STOCKHOLDERS" means any Stockholder or combination of Stockholders who at the date of this Agreement own shares of Company Common Stock representing more than two-thirds of the total number of shares of Company Common Stock outstanding at the date of this Agreement.

            "MERGER CONSIDERATION" has the meaning specified in Section 2.04.

            "NEW LEASE AGREEMENTS" means the Lease Agreements to be executed and delivered by Futuretech and Saralou Associates, and MCA and P.O.P. Associates, L.C., respectively, at or before the Closing, to be effective as of the Effective Time, and to be in the form of Exhibits 1.02-C and 1.02-D, respectively, attached to this Agreement, by which Futuretech and MCA, respectively, from and after the Effective Time, will lease the real property now leased under the Existing Related Party Leases.

            "NEWCO" means HTD Acquisition, Inc., a Delaware corporation.

            "PREFERRED SHARES" has the meaning specified in Section 4.01(b).

            "PRO RATA SHARE" means for each Stockholder the fraction expressed as a percentage and set forth in Schedule 2.04, (a) the numerator of which is the number of shares of outstanding Company Common Stock owned by that Stockholder, as set forth in Schedule 2.04, and (b) the denominator of which is the total number of shares of outstanding Company Common Stock owned by all Stockholders, as set forth in Schedule 2.04.

            "RESPONSIBLE OFFICER" means either of Clyde A. Blankenship or Michael Campbell.

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            "RESTRICTED STOCKHOLDER" has the meaning specified in Section 10.01.

            "REVOLVING CREDIT INDEBTEDNESS" means all amounts from time to time outstanding under Futuretech's $1.5 million revolving credit facility with AmSouth Bank, N.A.

            "SCHEDULED AGREEMENTS" means the agreements described in Schedule 4.11.

            "STOCKHOLDER NOTES" means the promissory notes of Futuretech to certain of the Stockholders referred to in Note 6 of the December 31, 1997 balance sheet included in the Initial Financial Statements, the aggregate outstanding principal balance of which was $169,136 at June 30, 1997.

            "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement entered into as of September 9, 1997, among TMI, the Stockholders and the other Persons party thereto.

            "SURVIVING CORPORATION" means the Company, which is to be designated in the Certificate of Merger as the surviving corporation of the Merger.

            "TERM DEBT" means all long-term Indebtedness (including the current maturities thereof but excluding indebtedness under capitalized leases) of the Company and the Company Subsidiaries, other than the Indebtedness of the Company evidenced by the Stockholder Notes.

            "TERRITORY" has the meaning specified in Section 10.01.

            "THRESHOLD AMOUNT" means $198,000.

            "TMI" means TRIAD Medical Inc., a Delaware corporation.

            "TMI ACQUISITION CANDIDATE" means any Entity engaged in any of the businesses of distributing medical or healthcare products to hospitals, clinics, physicians, laboratories, pharmacies, alternate care sites or other medical or healthcare facilities or conceiving, designing, developing or testing technologically advanced medical or healthcare products, and which was called on by any of the Company, TMI or a Subsidiary of the Company or TMI in connection with the possible acquisition by any of them of that Entity or with respect to which any of them has made an acquisition analysis.

            "TRANSFER TAXES" has the meaning specified in Section 11.07.

            "UNIFORM PROVISIONS" means the Uniform Provisions of TMI for the Acquisition of Founding Companies attached as Annex 1 to this Agreement.

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                                  ARTICLE II

                        THE MERGER AND RELATED MATTERS

      Section 2.1 CERTIFICATE OF MERGER. Subject to the terms and conditions of this Agreement, the Company will cause a Certificate of Merger to be duly executed and delivered on or promptly after the date of the Closing to the Secretary of State of the State of Delaware.

      Section 2.2 THE EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") will be the time on the IPO Closing Date which the Certificate of Merger specifies or, if the Certificate of Merger does not specify another time, 8:00 a.m., eastern time, on the IPO Closing Date.

      Section 2.3 CERTAIN EFFECTS OF THE MERGER. At and as of the Effective Time, (a) Newco will be merged with and into the Company in accordance with the provisions of the DGCL, (b) Newco will cease to exist as a separate legal entity, (c) the articles of incorporation of the Company will be amended to change its authorized capital stock to 1,000 shares, par value $1.00 per share, of Common Stock, (d) the Company will be the Surviving Corporation and, as such, will, all with the effect provided by the DGCL, (i) possess all the properties and rights, and be subject to all the restrictions and duties, of the Company and Newco and (ii) be governed by the laws of the State of Delaware, (e) the Charter Documents of the Company then in effect (after giving effect to the amendment of the Company's articles of incorporation specified in clause (c) of this sentence) will become and thereafter remain (until changed in accordance with (i) applicable law, in the case of the articles of incorporation or (ii) their terms, in the case of the bylaws) the Charter Documents of the Surviving Corporation, (f) the initial board of directors of the Surviving Corporation will be the Persons named in Schedule 2.03, and those Persons will hold the office of director of the Surviving Corporation subject to the provisions of the applicable laws of the State of Delaware and the Charter Documents of the Surviving Corporation, and (g) the initial officers of the Surviving Corporation will be as set forth in Schedule 2.03, and each of those Persons will serve in each office specified for that Person in Schedule 2.03, subject to the provisions of the Charter Documents of the Surviving Corporation, until that Person's successor is duly elected to, and, if necessary, qualified for, that office.

      Section 2.4 EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

            (i) the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will (i) be converted into the right to receive, without interest, on surrender of the certificate evidencing those shares, the amount of cash and the number of whole and fractional shares of TMI Common Stock set forth or determined as provided in Schedule 2.04 (the "Merger Consideration"), (ii) cease to be outstanding and to exist, and (iii) be canceled and retired;

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            (ii) each share of Company Common Stock held in the treasury of the
      Company or any Company Subsidiary will (i) cease to be outstanding and to exist and (ii) be canceled and retired; and

            (iii)each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, par value $1.00 per share, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation issued on conversion will constitute all the issued and outstanding shares of Capital Stock of the Surviving Corporation.

Each holder of a certificate representing shares of Company Common Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, without interest, the Merger Consideration and the additional cash, if any, owing with respect to those shares as provided in Section 2.06.

      Section 2.5  DELIVERY, EXCHANGE AND PAYMENT.

            (a) At or after the Effective Time: (i) each Stockholder, as the holder of certificates representing shares of Company Common Stock, will, on surrender of his certificates to TMI (or any agent which may be appointed by TMI for purposes of this Section 2.05), receive, and TMI will pay and issue, or cause to be paid and issued, to each Stockholder, in each case, subject to the provisions of Section 2.06, the Merger Consideration; and (ii) until any certificate representing Company Common Stock has been surrendered and replaced pursuant to this Section 2.05, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of TMI Common Stock included in the Merger Consideration payable in respect of that certificate pursuant to Section
      2.04. All shares of TMI Common Stock issuable in the Merger will be deemed for all purposes to have been issued by TMI at the Effective Time. All cash included in the Merger Consideration shall be paid by TMI's company check or checks, one or more wire transfers to accounts designated by the respective Stockholders at least two New York business days before the IPO Closing Date, or by certified or official bank check or checks, at TMI's option.

            (b) Each Stockholder will deliver to TMI (or any agent that may be appointed by TMI for purposes of this Section 2.05) on or before the IPO Closing Date the certificates representing Company Common Stock owned by the Stockholder, duly endorsed in blank by him, or accompanied by duly executed stock powers in blank, and with all necessary transfer tax and other revenue stamps, acquired at his expense, affixed and canceled. Each Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificates representing Company Common Stock delivered by him.

            (c) No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to TMI Common Stock and payable to the holders of record

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      thereof after the Effective Time will be paid to the holder of any unsurrendered certificates representing shares of Company Common Stock for which shares of TMI Common Stock have been issued in the Merger until those certificates are surrendered as provided herein, but (i) on such surrender TMI will cause to be paid, to the Person in whose name the certificates representing such shares of TMI Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of TMI Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and the amount of any cash payable to such Person for and in lieu of fractional shares pursuant to Section 2.06 and (ii) at the appropriate payment date or as soon as practicable thereafter, TMI will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such whole shares of TMI Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions or cash for and in lieu of fractional shares on surrender of outstanding certificates.

      Section 2.6 FRACTIONAL SHARES. Notwithstanding any other provision of this
Article II, no fractional shares of TMI Common Stock will be issued, and any Stockholder otherwise entitled to receive a fractional share of TMI Common Stock but for this Section 2.06 will instead be entitled to receive a cash payment for and in lieu thereof in the amount (rounded to the nearest whole cent) equal to that Person's fractional interest in a share of TMI Common Stock multiplied by the IPO Price.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

      Section 3.1 BY EACH STOCKHOLDER. Each Stockholder, severally as to himself or herself only, represents and warrants to TMI that all the following representations and warranties in this Article III are true and correct:

            (a) (i) the Stockholder will be acquiring the shares of TMI Common Stock to be issued pursuant to Section 2.04 to the Stockholder solely for the Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution; (ii) the Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of TMI Common Stock other than this Agreement, the Stockholders Agreement and the Registration Rights Agreement; (iii) unless otherwise specified on Schedule 3.01, the Stockholder is an "accredited investor" as defined in Securities Act Rule 501 (a); (iv) the Stockholder
      (A) is able to bear the economic risk of an investment in the TMI Common Stock to be acquired by him or her pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that

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      he or she is capable of evaluating the merits and risks of the proposed investment in the TMI Common Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of TMI concerning any and all matters relating to the transactions contemplated by this Agreement, including the background and experience of the current and proposed officers and directors of TMI, the plans for the operations of the business of TMI, the business, operations and financial condition of the Other Founding Companies and any plans of TMI for additional acquisitions, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to his or her satisfaction; and

            (b) the representations and warranties contained in Article III of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth therein are hereby agreed to.


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                       THE COMPANY AND THE STOCKHOLDERS

      Section 4.1 BY THE COMPANY AND EACH STOCKHOLDER. The Company and each Stockholder jointly and severally represent and warrant to, and agree with, TMI that all the following representations and warranties in this Article IV are true and correct:

            (a) the Organization State of the Company is the State of Delaware, and the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of that State, (ii) has all requisite corporate power and authority under those laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as now conducted, and (iii) is duly qualified and in good standing as a foreign corporation in all jurisdictions (other than its Organization State) in which it owns or leases property or in which the carrying on of its business as now conducted so requires except where the failure to be so qualified, singly or in the aggregate, would not have a Material Adverse Effect;

            (b) the authorized Capital Stock of the Company is comprised of (1) 200,000 shares of Company Common Stock, of which 90,000 shares have been issued and are now outstanding and (ii) 4,500 shares of preferred stock, par value $100 per share, of which 4,500 shares (the "Preferred Shares") have been issued and are now outstanding. There are no shares are held by the Company as treasury shares, and no outstanding Derivative Securities of the Company exist;

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            (c) the representations and warranties contained in Article IV of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct, and the agreements set forth in that Article IV are agreed to.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF TMI AND NEWCO

      Section 5.1 BY TMI AND NEWCO. TMI and Newco jointly and severally represent and warrant to the Company and each Stockholder that all the following representations and warranties in this Article V are true and correct: (a) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) no Derivative Securities of Newco are outstanding, (c) Newco has been organized for the sole purpose of participating in the Merger and has not, and will not, engage in any activities other than those necessary to effectuate the Merger, and (d) the representations and warranties contained in Article V of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) are true and correct.

                                  ARTICLE VI

                   COVENANTS EXTENDING TO THE EFFECTIVE TIME

      Section 6.1 OF EACH PARTY. Until the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto will comply with each covenant for which provision is made in Article VI of the Uniform Provisions (the text of which Article VI is hereby incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE VII

            THE CLOSING AND CONDITIONS TO CLOSING AND CONSUMMATION

      Section 7.1  THE CLOSING AND CERTAIN CONDITIONS.

            (a) THE CLOSING. On or before the IPO Pricing Date, the parties hereto will take all actions necessary to (i) effect the Merger on the IPO Closing Date (including, as permitted by the DGCL (A) the execution of a Certificate of Merger meeting the requirements of the DGCL and providing that the Merger will become effective on the IPO Closing Date and (B) the filing of the Certificate with the Secretary of State of the State of Delaware), (ii) verify the existence and ownership of the certificates evidencing the Company Common Stock to be exchanged for the Merger Consideration pursuant to Section 2.05, and (iii) satisfy the document delivery requirements to which the obligations of the parties to effect the Merger

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      and the other transactions contemplated hereby are conditioned by the provisions of this Article VII (all those actions collectively being the "Closing"). The Closing will take place at the offices of Porter & Hedges, L.L.P., 700 Louisiana, Houston, Texas at 10:00 a.m., Houston time, or at such later time on the IPO Pricing Date as TMI shall specify by written notice to William C. Klintworth, Jr. The actions taken at the Closing will not include the completion of either the Merger or the delivery of the Company Common Stock or the Merger Consideration pursuant to Section 2.05. Instead, on the IPO Closing Date, the Certificate of Merger will become effective pursuant to Section 2.02, and all transactions contemplated by this Agreement to be closed or completed on or before the IPO Closing Date, including the surrender of the Company Common Stock in exchange for the Merger Consideration (including a certified check or checks in an amount equal to the cash portion of the Merger Consideration) will be closed or completed, as the case may be. During the period from the Closing to the IPO Closing Date, this Agreement may be terminated by the parties only pursuant to Section 12.01 (b)(i).

            (b) CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company and the Stockholders with respect to the actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of all the conditions set forth in Sections 7.02(a) and 7.03. The obligations of the Stockholders with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) the Stockholders Agreement, the New Employment Agreements and the New Lease Agreements then shall be in full force and effect; and (ii) all the conditions set forth in Sections 7.02(b) and 7.03.

            (c) CERTAIN CONDITIONS TO THE OBLIGATIONS OF TMI AND NEWCO. The obligations of TMI and Newco with respect to actions to be taken by them at or before the Closing are subject to the satisfaction on or before the date of the Closing, or waiver by them pursuant to Section 11.05, of the following conditions: (i) the Company shall have delivered to TMI a copy of the articles of incorporation, as amended to the date of the Closing and certified by the Secretary of State of the State of Delaware as of a Current Date, of the Company; (ii) Futuretech shall have paid in full the entire unpaid balance (both principal and accrued, unpaid interest) on the Revolving Credit Indebtedness, the Stockholder Notes and the Term Debt; and (iii) all the conditions set forth in Sections 7.02(a) and 7.04(a).

            (d) The obligations of TMI and Newco with respect to the actions to be taken on the IPO Closing Date are subject to the satisfaction on that date of the following conditions: (i) the New Employment Agreements and the New Lease Agreements then shall be in full force and effect; (ii) the Preferred Shares shall have been, or shall be contemporaneously with the IPO Closing, redeemed, for cash, at their stated redemption price; and
      (iii) all the conditions set forth in Sections 7.02(b) and 7.04(b).

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            (e) The text of Article VII of the Uniform Provisions hereby is incorporated herein by this reference.


                                 ARTICLE VIII

                    COVENANTS FOLLOWING THE EFFECTIVE TIME

      Section 8.1 OF EACH PARTY OTHER THAN THE COMPANY. From and after the Effective Time, subject to the waiver provisions of Section 11.05, each party hereto (other than the Company) will comply with each covenant for which provision is made in Article VIII of the Uniform Provisions (the text of which Article hereby is incorporated herein by this reference) to be performed or observed by that party.

                                  ARTICLE IX

                                INDEMNIFICATION

      Section 9.1 INDEMNIFICATION RIGHTS AND OBLIGATIONS. The text of Article IX of the Uniform Provisions hereby is incorporated herein by this reference.


                                   ARTICLE X

                          LIMITATIONS ON COMPETITION

      Section 10.1 PROHIBITED ACTIVITIES. Each Stockholder identified on
Schedule 10.01 (each a "Restricted Stockholder"), and, in the case of paragraphs
(b) and (d) below of this Section 10.01, each Stockholder, severally agrees that he will not during the period beginning on the date hereof and ending on the third anniversary of the date hereof, directly or indirectly, for any reason, for his own account or on behalf of or together with any other Person:

            (a) engage as an officer, director or in any other managerial capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or distributor of any kind, in any business selling any products or providing any services in competition with the Company, any Company Subsidiary or TMI or any Subsidiary of TMI (TMI and its Subsidiaries collectively being "TMI" for purposes of this Article X) within any territory surrounding any sales office or distribution center (each a "facility") in which any of the Company or the Company Subsidiaries was engaged in business on the date hereof or immediately prior to the Effective Time (for purposes of this Article X, the territory surrounding a facility shall be: (i) the city, town or village in which the facility is located, (ii) the county or parish in which the facility is located, (iii) the counties or parishes contiguous to the county or parish in which the facility is located, (iv) the area located within 100 miles of the facility and (v) the area in which the facility regularly makes sales or provides services, all of such locations being herein collectively called the "Territory");

            (b) call on any natural person who is at that time employed by the Company, any Company Subsidiary or TMI in any managerial capacity with the purpose or intent of attracting that person from the employ of the Company, any Company Subsidiary or TMI, provided that the Stockholder may call on and hire any of his Immediate Family Members;

            (c) call on any Person that at that time is, or at any time within one year prior to that time was, a customer of the Company, any Company Subsidiary or TMI within the Territory, (i) for the purpose of soliciting or selling any product or service in competition with the Company, any Company Subsidiary or TMI within the Territory and (ii) with the knowledge of that customer relationship; or

            (d) call on any TMI Acquisition Candidate, with the knowledge of that Person's status as an TMI Acquisition Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than TMI.

Notwithstanding the foregoing, any Restricted Stockholder may own and hold as a passive investment up to 6% of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is publicly traded.

      Section 10.2 DAMAGES. Because of the difficulty of measuring economic losses to TMI as a result of any breach by a Restricted Stockholder of his covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to TMI for which it would have no other adequate remedy, each Restricted Stockholder agrees that TMI may enforce the provisions of
Section 10.01 by injunctions and restraining orders against that Restricted Stockholder if he breaches any of those provisions.

      Section 10.3 REASONABLE RESTRAINT. The parties hereto each agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Restricted Stockholders in light of the activities and business of TMI on the date hereof, the current business plans of TMI and the investment by each Restricted Stockholder in TMI as a result of the Merger.

      Section 10.4 SEVERABILITY; REFORMATION. The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Restricted Stockholder, the parties hereto, including that Restricted Stockholder, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Restricted Stockholder and any other Restricted Stockholder similarly situated.

      Section 10.5 INDEPENDENT COVENANT. All the covenants in this Article X are intended by each party hereto to, and shall, be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Restricted Stockholder against TMI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TMI of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of each Restricted Stockholder by excluding from that computation any time during which that Restricted Stockholder is in violation of any provision of Section 10.01. The covenants contained in this Article X shall not be affected by any breach of any other provision of this Agreement by any party hereto.

      Section 10.6 MATERIALITY. The Company and each Stockholder, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.


                                  ARTICLE XI

                              GENERAL PROVISIONS

      Section 11.1 TREATMENT OF CONFIDENTIAL INFORMATION. Each party hereto will comply with each covenant for which provision is made in Section 11.01 of the Uniform Provisions (the text of which Section hereby is incorporated herein by this reference) to be performed or observed by that party.

      Section 11.2  RESTRICTIONS ON TRANSFER OF TMI COMMON STOCK.

            (a) During the two-year period ending on the second anniversary of the IPO Closing Date (the "Restricted Period") no Stockholder voluntarily will, except pursuant to and in accordance with the applicable provisions of the Registration Rights Agreement: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of
      (A) any shares of TMI Common Stock received by any Stockholder in the Merger or (B) any interest in (including any option to buy or sell) any of those shares of TMI Common Stock, in whole or in part and TMI will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of TMI Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of TMI Common Stock acquired pursuant to Section 2.04 (including, for example engaging in put, call, short-sale, straddle or similar market transactions); PROVIDED, HOWEVER, that this Section 11.02 shall not restrict any transfer of TMI Common Stock acquired by a Stockholder pursuant to Section 2.04 to any of that Stockholder's Related Persons who agree in writing to be bound by the provisions of Section 11.01 and this Section 11.02. The certificates evidencing the TMI Common Stock delivered to each Stockholder pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as TMI may deem necessary or appropriate:

            EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF REORGANIZATION AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE TWO-YEAR PERIOD ENDING ON [DATE THAT IS THE SECOND ANNIVERSARY OF THE IPO CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

            (b) Each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of TMI Common Stock to be delivered to that Stockholder pursuant to Section 2.04 (A) have not been and, except pursuant to the Registration Rights Agreement, if applicable, will not be registered under the Securities Act and therefore may not be resold by that Stockholder without compliance with the Securities Act and
      (B) will, as a result of their restrictions on transferability which are imposed by this Agreement during the Restricted Period, have a value materially less at the Effective Time than the value of then freely tradeable shares of TMI Common Stock, and (ii) covenants that none of the shares of TMI Common Stock issued to that Stockholder pursuant to Section
      2.04 will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of TMI Common Stock issued pursuant to
      Section 2.04 will bear the following legend in addition to the legend prescribed by Section 11.02(a):

            THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THAT LAW AND OTHER APPLICABLE SECURITIES LAWS.

      In addition, certificates evidencing shares of TMI Common Stock issued pursuant to Section 2.04 to each Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

      Section 11.3 BROKERS AND AGENTS. The Stockholders jointly and severally represent and warrant to TMI that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify TMI against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

      Section 11.4 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights of its parties may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of TMI, and the heirs and legal representatives of the Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in
Section 6.05(b) or 11.14, in Article IX or as otherwise provided expressly herein or therein.

      Section 11.5 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Agreement constitutes the entire agreement and understanding among the Stockholders, the Company, Newco and TMI and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement. This Agreement may be amended, modified or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement or waiver is in writing and signed by the Majority Stockholders, the Company and TMI. The waiver of any of the terms and conditions of this Agreement shall not be construed or interpreted as, or deemed to be, a waiver of any of its other term or conditions.

      Section 11.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

      Section 11.7 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) TMI will pay (i) the fees, expenses and disbursements of TMI and Newco and their Representatives which are incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by TMI and Newco under this Agreement, including the costs of preparing the Registration Statement, and (ii) the fees, expenses and disbursements of Counsel for the Company and the Stockholders incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date, (b) the Company will pay any fees, expenses and disbursements of any counsel (other than Counsel for the Company and the Stockholders) incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date, up to a maximum of $25,000 in the aggregate, and (c) the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, (i) all sales, use, transfer and other similar taxes and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby, and (ii) the fees, expenses and disbursements in excess of $25,000 in the aggregate, of any counsel

(other than Counsel for the Company and the Stockholders) incurred in connection with the subject matter of this Agreement and the Registration Statement on or before the IPO Closing Date. The Stockholders will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, each Stockholder acknowledges that he, and not the Company or TMI or the Surviving Corporation, will pay all Taxes due upon receipt of the consideration payable to that Stockholder pursuant to Article II.

      Section 11.8 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third Houston, Texas business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

                 (i) if to TMI or Newco, addressed to it at:

                 TRIAD Medical Inc.
                 23161 Mill Creek Drive, Suite 300
                 Laguna Hills, California 92653
                 Telecopy No.: (714) 770-0727
                 Attn:   William C. Klintworth, Jr.,
                         Chief Executive Officer

            with copies (which shall not constitute notice for purposes of this Agreement) to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana, 35th Floor
                  Houston, Texas 77002-2764
                  Attn: James M. Harbison, Jr.
                  Telecopy No.: (713) 228-4935

                  (ii)if to the Stockholders, addressed to them at their
            addresses set forth in Schedule 2.04; and

                  (iii) if to the Company, addressed to it at:

                  Healthcare Technology Delivery, Inc.
                  2078 Prospector Avenue
                  P.O. Box 680788
                  Park City, Utah 84068-0788
                  Attn: William C. Klintworth, Jr.

            with copies (which shall not constitute notice for purposes of this Agreement) to:

                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 711 Louisiana Street, Suite 1900
                 Houston, Texas 77002
                 Telecopy No.: (713) 236-0822
                 Attn: Douglas Y. Bech

      SECTION 11.9 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE, WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF, PROVIDED, HOWEVER, THAT: (A) ARTICLE X AND THE RIGHTS AND OBLIGATIONS THEREUNDER OF THE PARTIES THERETO WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF AND (B) MATTERS PERTAINING SOLELY TO THE MERGER SHALL BE GOVERNED BY THE DGCL.

      Section 11.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power or remedy, nor shall it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

      Section 11.11 TIME. Time is of the essence in the performance of this Agreement in all respects.

      Section 11.12 REFORMATION AND SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      Section 11.13 REMEDIES CUMULATIVE. Except as otherwise specifically provided in Section 9.06, no right, remedy or election given by any term of this Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      Section 11.14 RESPECTING THE IPO. Each of the Company and the Stockholders acknowledges and agrees that: (a) no firm commitment, binding agreement or promise or other assurance of any kind, whether express or implied, oral or written, exists at the date hereof that the Registration Statement will become effective or that the IPO will occur at a particular price or within a particular range of prices or occur at all; (b) neither TMI or any of its Representatives nor any prospective underwriters in the IPO will have any liability to the Company, the Stockholders or any of their respective Affiliates or associates for any failure of (i) the Registration Statement to become effective (provided, however, that TMI will use its reasonable best efforts to cause the Registration Statement to become effective prior to January 31, 1998) or (ii) the IPO to occur at a particular price or within a particular range of prices or to occur at all; and (c) the decision of Stockholders to enter into this Agreement, or to vote in favor of or consent to the Merger, has been or will be made independent of, and without reliance on, any statements, opinions or other communications of, or due diligence investigations that have been or will be made or performed by, any prospective underwriter relative to TMI or the IPO. The Underwriter shall have no obligation to any of the Company and the Stockholders with respect to any disclosure contained in the Registration Statement.


                                  ARTICLE XII

                                  TERMINATION

      Section 12.1  TERMINATION OF THIS AGREEMENT.

            (a) This Agreement may be terminated at any time prior to the Closing solely:

                 (i) by the mutual written consent of TMI and the Company;

                 (ii)by the Majority Stockholders or the Company, on the one
            hand, or by TMI, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by January 31, 1998, unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Stockholders and the Company, any of them) seeking to terminate this Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by it prior to or at the Closing or thereafter on the IPO Closing Date;

                 (iii) by the Majority Stockholders or the Company, on the one
            hand, or by TMI, on the other hand, if a material breach or default shall be made by the other party (or in the case of the Stockholders and the Company, any of them) in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein; or

                  (iv) by TMI if it is entitled to do so as provided in Section
            6.07;

            (b)  This Agreement may be terminated after the Closing solely:

                  (i) by TMI or the Company if the Underwriting Agreement is
            terminated pursuant to its terms after the Closing and prior to the consummation of the IPO; or

                 (ii)automatically and without action on the part of any party hereto if the IPO is not consummated within 15 New York City business days after the date of the Closing.

            (c) If this Agreement is terminated pursuant to this Section 12.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect. If this Agreement is terminated pursuant to this
      Section 12.01 after the Certificate of Merger has been filed with the Secretary of State of the State of Delaware, but before the IPO has been consummated, TMI will take all actions that Counsel for the Company and the Stockholders advises TMI are required by the applicable laws of the State of Delaware to rescind the Merger.

      Section 12.2 LIABILITIES IN EVENT OF TERMINATION. If this Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section 11.07, (b) each Stockholder shall be severally liable for any breach by that Stockholder of any covenant made severally by that Stockholder in this Agreement and for any breach by that Stockholder of any representation and warranty made by that Stockholder severally in Article III and which that Stockholder knew was untrue or inaccurate at the date of this Agreement, and (c) the Company shall be liable for any breach by the Company of any covenant made by the Company in this Agreement and for any breach by the Company of any representation and warrant made by the Company in Article IV and which the Company knew as untrue or inaccurate at the date of this Agreement, and (d) TMI shall be liable for any breach by TMI of any covenant made by TMI in this Agreement and for any breach by TMI of any representation and warranty made by TMI in Article V and which TMI knew was untrue or inaccurate at the date of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       TRIAD MEDICAL INC.


                                       By:/s/ WILLIAM C. KLINTWORTH, JR.,
                                              William C. Klintworth, Jr.,
                                              Chief Executive Officer


                                       HTD ACQUISITION, INC.


                                       By:/s/ WILLIAM C. KLINTWORTH, JR.
                                              William C. Klintworth, Jr.,
                                              President

                                       HEALTHCARE TECHNOLOGY DELIVERY, INC.

                                       By:/s/ WILLIAM C. KLINTWORTH, JR.
                                              William C. Klintworth, Jr.,
                                              President


                                       STOCKHOLDERS:

                                       /s/ CLYDE A. BLANKENSHIP, JR.
                                           Clyde A. Blankenship, Jr.


                                       /s/ MICHAEL K. CAMPBELL
                                           Michael K. Campbell


                                       EQUUS II INCORPORATED

                                       By: /s/ NOLAN LEHMANN
                                               Nolan Lehmann
                                       Its:    President


                                       HTD HOLDINGS, L.C.

                                       By: /s/ WILLIAM C. KLINTWORTH, JR.
                                               William C. Klintworth, Jr.
                                       Its:    Manager

                                  ADDENDUM 1
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Addendum which are defined in the captioned Agreement to which this is an Addendum are used herein as therein defined.

      B.    The Founding Companies are:

            Custom Medical Specialties, Inc.
            Healthcare Technology Delivery, Inc.
            Kentec Medical, Inc.
            MegaTech Medical, Inc.
            New England Medical Specialties, Inc.
            Omni Medical, Inc.
            Professional Equipment Co., Inc.
            Products for Surgery, Inc.
            Sun Medical, Inc.
            TRIAD Holdings, Inc.
            Wilson Medical Specialties, Inc.

                                SCHEDULE 2.03
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 2.03 are used herein as therein defined.

      B. The directors of the Surviving Corporation immediately after the Effective Time are as follows:

                 William C. Klintworth, Jr.
                 R. Tucker Coop
                 Lance C. Ruud

      C. The officers of the Surviving Corporation immediately following the Effective Time are as follows:

            President:        R. Tucker Coop
            Vice President:   William C. Klintworth, Jr.
            Vice President:   Walter D. Wallach
            Vice President, Secretary,
            and Treasurer:    Lance C. Ruud

                                SCHEDULE 2.04
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 2.04 are used herein as therein defined.

      B.    The name and address of each Stockholder are as follows:


  NAME                                        ADDRESS
EQUUS II Incorporated              c/o Equus Capital Corporation
                                  2929 Allen Parkway, Suite 2500
                                       Houston, Texas 77019
                                   Attn: Nolan Lehman, President

HTD Holdings, L.C.                      2078 Prospector Ave
                                    Park City, Utah 84060-7321
                             Attn: William C. Klintworth, Jr., Manager

Clyde A. Blankenship, Jr.             5911 Greenwood Parkway
                                      Bessemer, Alabama 35023

Michael K. Campbell                   5911 Greenwood Parkway
                                      Bessemer, Alabama 35023

      C. The aggregate Merger Consideration shall be comprised of (i) $2,475,000 (the "Cash Consideration") and (ii) 530,357 shares of TMI Common Stock (the "Stock Consideration"). The percentage of the Cash Consideration and the Stock Consideration to be received by each Stockholder shall be as set forth below:


        STOCKHOLDER        % OF CASH CONSIDERATION  %OF STOCK CONSIDERATION
-------------------------  -----------------------  -----------------------
HTD Holdings, L.C.               40.00%                   26.6667%
Clyde A. Blankenship, Jr.        40.00%                   40.0667%
Michael K. Campbell              20.00%                   19.9333%
Equus II Incorporated              0%                     13.333%

                                SCHEDULE 3.01
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.01 are used herein as therein defined.

      B. Each Stockholder is an "accredited investor" as defined in Securities Act Rule 501(a).

                                SCHEDULE 3.02
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.02 are used herein as therein defined.

      B. The following table sets forth the ownership of the Company's Capital
Stock:


           NAME                  CLASS       NUMBER OF SHARES OWNED
------------------------       ---------     ----------------------
Equus II Incorporated          Preferred             4,500
                                Common               9,000
HTD Holdings, L.C.              Common              27,000
Clyde A. Blankenship, Jr.       Common              36,048
Michael K. Campbell             Common              17,952

      C. Of the 27,000 shares owned by HTD Holdings, L.C., 4,500 of those shares are held in escrow pursuant to a Stock Escrow Agreement dated March 1, 1997 by and between Healthcare Technology Delivery, Inc., HTD Holdings, L.C. and Gorham & Waldrep, P.C., as the escrow agent. During the term of the escrow agreement, HTD Holdings, L.C. is the record owner of the shares and has full voting power with respect thereto. The shares are to be released from escrow at or before the IPO Closing Date.

                                SCHEDULE 3.07
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 3.07 are used herein as therein defined.

      B. The Stockholder is, alone or with one or more other Persons, the controlling Affiliate of the following Entity, business or trade (other than the Company and the Company Subsidiaries, if the Stockholder is an Affiliate of the Company) that is (a) engaged in any line of business which is the same as or similar to any line of business in which the Company or any Company Subsidiary is engaged or (b) is, or has within the three year period ending on the date of the captioned Agreement, engaged in any transaction with the Company or any Company Subsidiary except for (i) transactions in the ordinary course of business of the Company or that Company Subsidiary and (ii) any single transaction (or series of related transactions) involving property or services having a value, or the payment of money, of less than $20,000:

            1. Futuretech leases its facilities from Saralou Associates, a partnership in which Messrs. Blankenship and Campbell are the sole partners. Monthly payments under the lease are $12,900 and rentals paid to Saralou amount to $154,800 annually.

            2. MCA leases its facilities from P.O.P. and Associates, LLC in which William C. Klintworth, Jr. is a 50% member. Monthly lease payments amount to approximately $1,900. MCA has paid to P.O.P. approximately $26,600 in each of 1994, 1995 and 1996.

            3. Futuretech has a $1.5 million revolving line of credit which Messrs. Blankenship and Campbell have personally guaranteed.

            4. Messrs. Blankenship and Campbell have loaned funds to Futuretech for working capital purposes. These loans are evidenced by promissory notes payable to Messrs. Blankenship and Campbell in the aggregate original principal amount of approximately $169,000, and bear interest at 8% per annum, due monthly. The entire amount of principal is due in October 1997.

                                SCHEDULE 4.11
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 4.11 are used herein as therein defined.

      B. The following Related Party Agreements will be permitted to continue in effect past the date of the Closing in accordance with its terms, subject to the following provisions of this Schedule:

            1.   The New Lease Agreements

                                SCHEDULE 6.04
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              Triad Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 6.04 are used herein as therein defined.

      B. The Company and the Company Subsidiaries may make the following Restricted Payments prior to the Effective Time:

                                     None

                                SCHEDULE 6.11
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein

      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 6.11 are used herein as therein defined.

      B. The Company will make all arrangements and take all such actions as are necessary and satisfactory to TMI to dispose, prior to the Effective Time, of the following assets:

                                     None

                                SCHEDULE 8.05
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 8.05 are used herein as therein defined.

      B. At or within 120 days following the Effective Time, TMI will cause the following Stockholder Guarantees to be terminated:

            1. The personal guarantee by Messrs. Blankenship and Campbell of Futuretech's $1.5 million revolving line of credit with AmSouth Bank N.A.

                                SCHEDULE 10.01
                                    to the
                     Agreement and Plan of Reorganization
                        dated as of September 9, 1997
                                 by and among
                              TRIAD Medical Inc.
                            HTD Acquisition, Inc.
                     Healthcare Technology Delivery, Inc.
                                     and
                        the Stockholders Named Therein


      A. Words and terms used in this Schedule which are defined in the captioned Agreement to which this Schedule is attached as Schedule 10.01 are used herein as therein defined.

      B.    The following Stockholders are Restricted Stockholders:

                                     None